Exhibit C

THIS TRANSFER AGREEMENT (THE “AGREEMENT”) RELATES TO AN OFFERING OF SECURITIES IN AN OFFSHORE TRANSACTION TO PERSONS WHO ARE NOT U.S. PERSONS (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).

NONE OF THE SECURITIES TO WHICH THIS AGREEMENT RELATES HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO U.S. PERSONS (AS DEFINED HEREIN) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

TRANSFER AGREEMENT

BETWEEN:

MFC Merchant Bank S.A.

Kasernenstrasse 1, 9100 Herisau AR

Switzerland

(the “Vendor”)

AND:

Sutton Park International Limited

Palm Court, 28 Pine Road

Belleville, St. Michael, Barbados

(the “Purchaser”)

WHEREAS:

A.         The Vendor is the beneficial owner of 3,150,000 shares (the “Shares”) in the capital of Equidyne Corporation (the “Company”), a company incorporated under the laws of the State of Delaware; and

B.         The Vendor has agreed to sell and the Purchaser has agreed to purchase the Shares owned by the Vendor on the terms and conditions hereinafter set forth in this Agreement.

THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties covenant and agree as follows:

1.         Purchase and Sale

1.1       On the basis of the representations and warranties of the parties to this Agreement and subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Vendor, and the Vendor agrees to sell to the Purchaser, the Shares.

1.2       The purchase price of the Shares is the amount of US$0.50 per Share for an aggregate of US$1,575,000. 1.3 The closing of the purchase and sale of the Shares (the “Closing”) will take place on or before August 24, 2004 or such other date as may be agreed to by the parties hereto (the “Closing Date”). The Closing may take place by exchange of appropriate solicitor’s undertakings, which will involve each party’s solicitors delivering to his or her counterparts all required consideration and documentation, to be held in trust and not released until all required closing deliveries have been made and all conditions to Closing have been satisfied or waived by the party which has the benefit of such conditions.

2.         Representations and Warranties

2.1       The Vendor represents and warrants to the Purchaser (which representations and warranties shall survive the closing of the transactions contemplated in this Agreement), with the intent that the Purchaser will rely thereon in entering into this Agreement and in concluding the purchase and sale of the Shares as contemplated herein, that:

(a)	the Vendor is the beneficial and registered owner of the Shares free and clear of all liens, charges and encumbrances of any kind whatsoever;

(b)	the Vendor has the power and capacity and good and sufficient right and authority to enter into this Agreement on the terms and conditions set forth in this Agreement and to transfer the legal and beneficial title and ownership of the Shares to the Purchaser;

(c)	no person, firm, corporation or entity of any kind has or will have any agreement or option or any right capable at any time of becoming an agreement to:

(i)	purchase or otherwise acquire the Shares; or

(ii)	require the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Shares other than under this Agreement; and

(d)	the Vendor is outside the United States when receiving and executing this Agreement.

2.2       The Purchaser represents and warrants to the Vendor (which representations and warranties shall survive the closing of the transactions contemplated in this Agreement), with the intent that the Vendor will rely thereon in entering into this Agreement and in concluding the purchase and sale of the Shares as contemplated herein, that it:

(a)	is not a U.S. Person and is not acquiring the Shares for the account or benefit of, directly or indirectly, any U.S. Person;

(b)	is outside the United States when receiving and executing this Agreement;

(c)	understands that the Shares have not been registered under the 1933 Act, or under any state securities or “blue sky” laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S under the 1933 Act (“Regulation S”), except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case only in accordance with any applicable securities laws;

(d)	understands and agrees that offers and sales of any of the Shares, prior to the expiration of a period of one year after the date of transfer of the Shares (the “Distribution Compliance Period”), shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the 1933 Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the 1933 Act or an exemption therefrom and in each case only in accordance with all applicable securities laws;

(e)	understands and agrees that the Shares may not be offered or sold to a U.S. Person or for the account or benefit of a U.S. Person (other than a distributor) prior to the end of the Distribution Compliance Period;

(f)	understands and agrees not to engage in any hedging transactions involving the Shares, prior to the end of the Distribution Compliance Period unless such transactions are in compliance with the provisions of the 1933 Act;

(g)	is acquiring the Shares for investment only and not with a view to resale or distribution and, in particular, the Purchaser has no intention to distribute either directly or indirectly any of the Shares in the United States or to U.S. Persons;

(h)	understands and agrees that the Company will refuse to register any transfer of the Shares not made in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act or pursuant to an available exemption from the registration requirements of the 1933 Act; and

(i)	acknowledges that the Purchaser has not acquired the Shares as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Regulation S under the 1933 Act) in the United States in respect of any of the Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Shares provided, however, that the Purchaser may sell or otherwise dispose of any of the Shares pursuant to registration of any of the Shares pursuant to the 1933 Act and any applicable state securities laws or under an exemption from such registration requirements and as otherwise provided herein.

2.3       In this Agreement, the term “U.S. Person” shall have the meaning ascribed thereto in Regulation S.

3.          Legending and Registration of Subject Shares

3.1      The Purchaser hereby acknowledges that a legend may be placed on the certificates representing the Shares to the effect that the Shares represented by such certificates are subject to a hold period and may not be traded until the expiry of such hold period except as permitted by applicable securities legislation.

3.2       The Purchaser hereby acknowledges and agrees to the Company making a notation on its records or giving instructions to the registrar and transfer agent of the Company in order to implement the restrictions on transfer set forth and described in this Agreement.

4.         Further Assurances

4.1       The parties to this Agreement hereby agree to execute and deliver all such further documents and instruments and do all acts and things as may be necessary or convenient to carry out the full intent and meaning of and to effect the transactions contemplated by this Agreement.

5.         Governing Law

5.1       This Agreement is governed by the laws of the Province of British Columbia and the federal laws of Canada applicable herein.

6.        Survival

6.1       This Agreement, including without limitation the representations and warranties contained herein, shall survive and continue in full force and effect and be binding upon the parties hereto notwithstanding the completion of the purchase of the Shares as contemplated herein.

7.         Assignment

7.1        This Agreement is not transferable or assignable.

8.         Electronic Means

8.1       Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

9.         Severability

9.1       The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Agreement.

10.          Entire Agreement

10.1       Except as expressly provided in this Agreement and in the agreements, instruments and other documents contemplated or provided for herein, this Agreement contains the entire agreement between the parties with respect to the sale of the Shares and there are no other terms, conditions, representations or warranties, whether expressed, implied, oral or written, by statute or common law.

11.         Notices

11.1       Any notice required or permitted to be given under this Agreement will be validly given if in writing and delivered, sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy or sent by prepaid registered mail, addressed to the applicable party at its address indicated on the first page of this Agreement or to such other address as any party may specify by notice in writing to the other. Any notice delivered on a Business Day will be deemed conclusively to have been effectively given on the date notice was delivered and any notice given by electronic communication will be deemed conclusively to have been given on the date of such transmission. Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third Business Day after posting, but if at the time of posting or between the time of posting and the fifth Business Day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

12.         Counterparts

12.1       This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall constitute an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the 24th day of August, 2004.

MFC MERCHANT BANK S.A.

Per:

/s/ H. Hattenschwiler
Authorized Signatory
Name: H. Hattenschwiler
Title: Assistant Vice-President

SUTTON PARK INTERNATIONAL LIMITED

Per:

/s/ Michael Smith
Authorized Signatory
Name: Michael Smith
Title: President